                                                                    EXHIBIT 10.6


                              AMENDED AND RESTATED

                          TECHNOLOGY TRANSFER AGREEMENT

                  THIS AMENDED AND RESTATED TECHNOLOGY TRANSFER AGREEMENT (the "Agreement"), is made this 7th day of April, 1998 among REAL MEDIA, INC., a Delaware corporation ("Real Media USA"), PUBLIGROUPE, S.A. (formerly Publicitas Holding, S.A.), a company organized under the laws of Switzerland ("PUBLIGroupe"), and REAL MEDIA, S.A., a subsidiary company of PUBLIGroupe organized under the laws of Switzerland ("Real Media Europe") and such other companies which are controlled directly or indirectly by PUBLIGroupe or Real Media Europe (together, the "European Companies").

                                   Background

                  The parties hereto have entered into a certain Technology Transfer Agreement dated December 3, 1996 (the "Technology Agreement"). Real Media USA is currently engaged in discussions with Advance Publications ("Advance") to enter into a joint business relationship pursuant to which Advance will, among other things, invest approximately $3 million in Real Media USA and enter into a strategic partnership with Real Media USA for the production and distribution advertising programs and content.

                  PUBLIGroupe USA Holdings, Inc. ("PUBLIGroupe USA"), a subsidiary of PUBLIGroupe, is the owner of approximately 41% of the issued and outstanding capital stock of Real Media USA and the transactions with Advance will benefit Real Media USA.

                  It is a condition to the transactions with Advance that the Technology Agreement be amended and restated on the terms and conditions hereinafter set forth.

                                      Terms

                  NOW THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

                  1. Definition. Capitalized Terms not otherwise defined herein shall have the meanings set forth below.

                  "Business" shall mean the business of providing Online Content Providers in Europe with integrated planning, placement and measurement of advertising and other content using the Technology.

                  "Europe" shall consist of all territories on the European continent, including the former Soviet States located in Europe (Belarus, Ukraine, Moldavia, Estonia, Latvia and Lithuania) and all of Russia.
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                  "Marketing Agreement" shall mean the Amended and Restated
Marketing Agreement dated as of the date hereof between Real Media USA and PUBLIGroupe, as such Agreement may be amended from time to time.

                  "Online Content Provider in Europe" shall mean an online content provider whose primary offices are located in Europe or which publishes online content designed primarily for readers in Europe and seeks advertising for products and services marketed in Europe.

                  "Products" shall mean the software products set forth on Exhibit B and such other software products that utilize the Technology primarily for the Business.

                  "Technology" shall mean the technology referred to by Real Media USA as the AdStream system used in the management of online content, as described in Exhibit A attached hereto, including improvements thereto as described in Section 8 of this Agreement.

                  "Trademark Agreement" shall mean the Trademark and Tradename Agreement dated December 6, 1996 pursuant to which Real Media USA provides PUBLIGroupe and Real Media Europe with certain rights to use the REAL MEDIA, ADSTREAM and MEDIAEXPRESS trademarks and tradenames and support services, as such Agreement may be amended from time to time.

                  2. Grant of License; Use of Technology. Real Media USA grants the European Companies the license and night to use, reproduce, modify and enhance solely in connection with the operation of the Business in Europe, the Technology. The European Companies shall not use the Technology in connection with any other service, product or business other than the Business, or in any other country or territory other than Europe. Notwithstanding the foregoing, this Agreement will not extend to any country or territory in which the Technology will not be afforded protection as trade secrets and copyrighted works, or where prior approval of any governmental authority is required in that country or territory, or to any country or territory to which the extension of this Agreement would violate the laws of the United States. Real Media USA has delivered to the European Companies copies of discs, documents, tapes, source codes and other records and media in which the Technology has been written, recorded, or otherwise embodied (the "Technology Records").

                  3. Exclusivity. Subject to Paragraph 13 hereof and with the exception of the Netscape Bundled Software (as defined below), during the term of this Agreement Real Media USA will not use, and will not grant the right to any third party to use, reproduce, modify, enhance, relicense, market and exploit the Technology and/or the Products in connection with the Business in Europe. Real Media USA retains all rights to use and license the use of the Technology outside Europe. For purposes of this Agreement the term "Netscape Bundled Software" shall mean any suite of software products offered by Netscape Communications Corporation, or its successors ("Netscape") that includes the Products only so long as (1) the European Companies are paid a fee of 50% of the revenue received by Real Media USA from Netscape for sales of the Netscape Bundled Software in Europe, (11) the list purchase price to


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end users for the Netscape Bundled Software shall equal or exceed three times the then current end user list price being charged by the European Companies for the Product incorporated into the software suite. Real Media USA will provide the European Companies with reasonable details of any ongoing negotiations with Netscape for bundled software incorporating the Products to be sold in Europe, and Real Media USA will solicit the cooperation and assistance of the European Companies in developing the strategy for marketing the Netscape Bundled Software in Europe.

                  4. Reseller Arrangements.

                     (a) The European Companies shall, subject to Paragraph 13 hereof, have the exclusive right to relicense the Products and to provide related technical services in Europe, in its sole and complete discretion, including, but not limited to the right to set relicense fees and the charges for related technical services. All of the costs and expenses incurred by the European Companies relating to the relicensing of the Products and the provision of related technical services, or otherwise, except for those costs described in Paragraph 5, will be borne by the European Companies. The European Companies are not, and shall not do business as the representative, agent, franchisee, servant or employee of Real Media USA but shall act solely as an independent contractor. The European Companies may relicense the Products and provide related technical services, only upon procuring from each customer a properly completed and executed non-exclusive Product license agreement in a form substantially similar to the attached Annex A; this licensing agreement may be properly completed and executed online by the licensees.

                     (b) The European Companies shall ensure that all copies of the Products delivered to customers shall retain the proprietary and copyright notices and legends supplied by Real Media USA and shall keep a record identifying each copy of the Product and the customer to whom it has been delivered.

                     (c) The European Companies shall report and pay Real Media USA on a quarterly basis fee on all receipts for Products and related technical services sold in the previous quarter. Payments to Real Media USA shall be computed as a percentage of the gross sales price for the Products and related technical services sold to end users calculated in accordance with the fee schedule attached as Schedule I based upon all such sales from and after January 1, 1998. Payments shall be made in United States currency to a Bank designated by Real Media USA within thirty (30) days of end of each quarter, provided that $275,451 of such fees shall be payable by the European Companies as a prepaid license fee (the "Prepaid License Fee"), the receipt of which is hereby acknowledged by Real Media USA. No quarterly fees shall be due and payable until such time as the European Companies have achieved sales hereunder which otherwise would have resulted in the payment of $275,451 of fees to Real Media USA. The PUBLIGroupe Notes (as defined below) shall be surrendered for cancellation upon execution of this Agreement and the receipt by PUBLIGroupe of $500,000 to be paid by Real Media USA. The term "PUBLIGroupe Notes" shall (i) mean a certain Convertible Promissory


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Note payable by Real Media USA to PUBLIGroupe and (ii) three promissory notes payable to PUBLIGroupe in the aggregate principal amount of $225,000.

                  5. Development Services. Real Media USA shall provide PUBLIGroupe and Real Media Europe the exclusive use of one (1) senior level software development engineer located at its development facilities, and other technology development resources as may be available and needed by PUBLIGroupe or Real Media Europe on a project basis. Real Media Europe shall select such engineer who will be its employee, subject to the reasonable consent of Real Media USA with respect to such engineer's compensation. The costs of supporting this engineer, and the other technology development resources, shall be borne by the European Companies and $275,451 of the cost of such development services shall be payable by the European Companies as a prepaid development services fee (the "Prepaid Development Services Fee"), the receipt of which is hereby acknowledged by Real Media USA. Real Media USA shall provide quarterly statements listing in reasonable detail its actual costs for providing development services hereunder and such statements shall be paid by the European Companies within 30 days of their presentation; provided, however, that the European Companies shall pay only for such costs which are incurred by Real Media USA in excess of the $275,451 Prepaid Development Services Fee.

                  6. Regulatory Matters.

                     (a) The European Companies shall comply with the laws of all countries in respect of which licenses are granted under this Agreement relating to the marking, of products with suitable patent and/or copyright notices, as applicable.

                     (b) The European Companies shall not, without the prior written consent of Real Media USA, transmit any Technology or any information received from Real Media USA, directly or indirectly, to any country to which export of such information or product is prohibited by United States government regulations as issued from time to time relating to the exportation of technical data of United States origin. Real Media USA shall take reasonable steps to undertake to comply with United States laws and regulations which result in the least restriction on the use of the Technology by the European Companies.

                     (c) Notwithstanding any other provision of this Agreement, Real Media USA may grant non-exclusive licenses under the Technology to third parties, to the extent necessary to comply with applicable compulsory license requirements and to keep any patents of the Technology in full force, all of the foregoing subject to the consent of PUBLIGroupe or Real Media Europe, such consent not to be unreasonably withheld.

                     (d) To the extent that Real Media USA deems it necessary or desirable to obtain approval of, record, or register this license, the European Companies shall at Real Media USA's expense, cooperate fully with Real Media USA or Real Media USA's designee (including the execution of all documents which Real Media USA deems necessary or desirable) in seeking such approval and effecting such recording or registration, and in withdrawing or canceling any such approval, recording or registration upon the termination of this Agreement.


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                     (e) Real Media USA and the European Companies shall
co-operate fully in the preparation and submission of any necessary application/notification to the Commission of the European Communities in respect this Agreement with a view to securing negative clearance or exemption for the terms agreed at the date hereof The costs of preparing and submitting such application/notification shall be borne by the European Companies.

                  7. Delivery of Technology. Except as required by the terms of any relicensing of the Products as permitted under this Agreement, the European Companies will not cause any additional copies of the Technology Records to be made without Real Media USA's prior written consent. The European Companies will treat the Technology as secret and confidential, will take all reasonable precautions to prevent the unauthorized disclosure of the Technology (including without limitation following the most stringent security procedures that it follows with its own trade secrets and confidential information), and will not disclose the Technology to anyone other than those of its employees and agents who require such knowledge in order that the European Companies may carry out its duties under this Agreement and the Marketing Agreement. The European Companies' obligation to maintain secrecy and confidentiality shall not extend to any issued patents or any Technology which is or becomes public knowledge through no act or omission of the European Companies.

                  8. Improvements.

                     (a) If Real Media USA invents, develops, acquires or learns of any improvements to the Technology during the period beginning with the date of this Agreement and ending on November 30, 2003, Real Media USA will promptly notify the European Companies of such improvements, and such improvements will be considered "Technology" for the purposes of this Agreement; provided, however, that if the license granted hereunder shall be rendered non-exclusive in accordance with Paragraph 13 hereof, any improvements made thereafter to the Technology shall not be subject to the terms of this Agreement.

                     (b) If either of the European Companies invents, develops, acquires or learns of any improvements to the Technology during the period beginning with the date of this Agreement and ending on November 30, 2003, the European Companies will promptly notify Real Media USA of such improvements. The European Companies hereby grant to Real Media USA a fully paid-up license to all rights to use and market such improvements outside of Europe for the term of this Agreement; provided, however, that if the license granted hereunder shall be rendered non-exclusive in accordance with Paragraph 13 hereof, any improvements made thereafter to the Technology shall not be subject to the terms of this Agreement. The European Companies shall have full, sole and exclusive ownership of such rights and the rights to implement and market these improvements within Europe. Additionally, Real Media USA agrees to make such assignments to Real Media Europe as are reasonably requested by Real Media Europe of any copyright or any other intellectual property rights in any software enhancements created by the engineer described in Paragraph 5 of this Agreement.

                  9. Patent and Copyright Protection. Real Media USA makes no representations or warranties concerning the Technology or its patentability, and no


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representations or warranties that Real Media Europe's use of any Marks (as such term is defined in the Trademark and Tradename Agreement as of the 3rd day of December, 1996 by and between Real Media and the European Companies) will not infringe the rights of any third party. Real Media USA has no obligation to indemnify Real Media Europe or PUBLIGroupe in the event that Real Media Europe's use of Technology, conduct of the Business, or sale of a product or service, infringes or is claimed to infringe the rights of any third party. Notwithstanding the foregoing, Real Media USA at its own expense will seek such patent and copyright protection in Europe as Real Media USA deems advisable, and take such steps as Real Media USA and PUBLIGroupe together deem prudent to protect the Technology against infringement. Notwithstanding the foregoing, Real Media USA will seek such patent and copyright protection in respect of the Technology in Europe as Real Media USA deems advisable, and Real Media Europe shall provide reasonable co-operation to Real Media USA in relation to the seeking of such protection. Where local copyright law in any country in Europe is not adequate to protect the Technology, Real Media Europe acknowledges that Real Media USA shall be entitled to patent the Technology in such countries, and Real Media Europe shall reimburse to Real Media USA the reasonable costs and fees of obtaining such patents in Europe. Neither PUBLIGroupe nor Real Media Europe will, directly or indirectly, (i) apply for any patents in respect of any aspect of the Technology, (ii) enter into any Agreement with any third party which in any way alters, diminishes, or restricts the rights of Real Media USA or Real Media Europe in any aspect of the Technology or places any restrictions or conditions upon the use of any Technology (provided that nothing contained herein shall preclude the grant of any relicense of the Products as permitted under this Agreement), or (iii) take any other action that would prejudice or interfere with Real Media USA's ownership of any Technology or the patents in any Technology. Nothing in this Paragraph 9 shall restrict or prevent the European Companies from prosecuting or defending as applicable any action in Europe for infringement involving the Technology and/or the Products in accordance with Paragraph 10.

                  10. Infringement.

                      (a) If either the European Companies or Real Media USA become aware of any unauthorized use or infringement by any third party of any Technology in Europe, each of them will promptly notify the other. Following such notification, Real Media USA and PUBLIGroupe shall for the period of 21 days following such notification attempt in good faith to agree what action should be taken and: (i) if either Real Media USA or PUBLIGroupe wants to take action to prevent such infringement continuing (the "Proceeding Party") but the other party declines to take action (the "Declining Party"), the Proceeding Party shall be entitled upon the expiration of such period or at any time thereafter to proceed at its discretion and shall pay the costs of the action and retain any amounts recovered, and the Declining Party shall provide reasonable co-operation and assistance in connection with such action at the Proceeding Party's cost; or (ii) if both Real Media USA and PUBLIGroupe want to take action but they cannot agree on the form of action to take within such period, PUBLIGroupe and/or Real Media Europe shall be solely entitled to bring any claim for infringement by any third party in respect of the use of the Technology in Europe and retain any amounts recovered, and Real Media USA shall at its


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own cost provide such reasonable co-operation and assistance as may be requested by the European Companies in connection with any such action.

                      (b) If either European Companies or Real Media USA become aware of any assertion by any third party that PUBLIGroupe and/or Real Media Europe's use of any Technology constitutes patent, copyright, or trade secret infringement, or any other tortious act, each of them will promptly notify the other.

                      (c) In the event that such any such assertion as described in sub-paragraph (b) of this Clause 10 results in a claim being brought in Europe against either or both of the European Companies: (i) they shall have the right at their discretion to defend any such claim and shall be responsible for paying the costs of the defense; and (ii) Real Media USA shall provide reasonable co-operation and assistance to the European Companies in connection with the defense of such claim, provided that the European Companies shall not be entitled to settle any claim or make any admission in respect of such claim which would prejudice Real Media USA's ownership of the Technology without the written consent of Real Media USA. If Real Media USA declines to give consent within 21 days of a request made by the European Companies in circumstances where the European Companies wish to settle a claim or make an admission as described in the preceding sentence, Real Media USA shall have conduct of and shall be responsible for bearing all the costs of the defense of such claim as of the expiration of such 21 day period.

                      (d) In the event that any such assertion as described in sub-paragraph (b) of this Clause 10 results in a claim being brought in Europe against Real Media USA, the following shall apply: (i) Real Media USA shall have the right at its discretion to defend any such claim and shall be responsible for paying the costs of the defense; and (ii) the European Companies shall provide reasonable assistance to Real Media USA in connection with the defense of such claim, provided that Real Media USA shall not be entitled to settle any claim or make any admission in respect of such claim which could prejudice or harm the rights of either or both of the European Companies under this Agreement without the prior written consent of the European Companies. If the European Companies decline to give consent within 21 days of a request made by Real Media USA in circumstances where Real Media USA wishes to settle a claim or make an admission as described in the preceding sentence, the European Companies shall have conduct of and shall be responsible for bearing all the costs of the defense of such claim as of the expiration of such 21 day period.

                  11. Liability. Real Media USA makes no representation, guarantee or warranty, express or implied, as to the results to be expected from use of any of the inventions contained in the Technology or from the manufacture or sale of any product or service using or embodying the Technology. Real Media USA shall have no responsibility under any legal principle to real Media Europe, PUBLIGroupe, or others for the quality or performance of any product or service using or embodying the Technology, for the claims of third parties relating to any product or service using or embodying the Technology or sold by Real Media Europe. In no


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event shall Real Media USA be liable to the European Companies for indirect, special, incidental or consequential damages under this Agreement or otherwise.

                  12. Term and Termination. This Agreement will commence on the date of this Agreement and continue until November 30, 2003, unless terminated upon the mutual agreement of Real Media USA and PUBLIGroupe, or unless terminated as follows:

                      (a) Real Media USA may terminate this Agreement immediately if PUBLIGroupe Holding, S.A. becomes insolvent, falls to operate in the ordinary course of business, or is unable to pay its debts when due, or makes any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or be adjudicated bankrupt or insolvent.

                      (b) If Real Media USA on the one hand, or PUBLIGroupe and/or Real Media Europe on the other hand, commits a breach of any of the material terms and provisions of this Agreement or the Trademark Agreement, the non-breaching party may terminate this Agreement after providing written notice describing such breach and the steps needed to cure such breach, and allow the breaching party thirty (30) days after the delivery of such notice in which to cure such breach. If the breach is not cured, then this Agreement shall terminate sixty (60) days after the date of delivery of notice. The failure of a party to terminate this Agreement for any one or more acts or instances constituting a breach shall in no way be construed as a waiver, express or implied, of such party's right to terminate for any other act or instance of like or different nature.

                  13. Effect of Termination.

                      (a) Upon the termination of this Agreement for the reasons set forth in Subsections 12(a) or 12(b) by reason of a breach by one of the European Companies, (i) except for those continuing rights described in Subsection (b) below, Real Media Europe's right to use the Technology and all of PUBLIGroupe's and Real Media Europe's other rights under this Agreement shall cease except with respect to licensees of Real Media Europe subject to the terms provided in such licensing agreements, (ii) Real Media Europe will immediately return to Real Media USA all copies of all Technology Records and will erase or destroy all other copies in its possession or control other than those needed in connection with the continuing rights described in Subsection (b) below, and
(iii) and subject to Subsection (b) below, all of the other rights, duties and obligations of the parties hereunder shall terminate except Real Media Europe's obligations (1) under Section 7, and (2) to cooperate in Real Media USA or Real Media Europe's prosecution or defense of any infringement claims in accordance with Section 10.13.

                      (b) Upon termination of this Agreement for the reasons set forth in Subsections 12(a) or 12(b) by reason of a breach by one of the European Companies, Real Media USA acknowledges that any sub-licenses granted by Real Media Europe in respect of the Technology which are in force as at the date of termination shall continue in force until the date of expiration or termination of each such sub-license in accordance with its terms. The Parties agree that the provisions of this Agreement shall continue to apply as between the Parties in


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respect of any sub-licenses as described in this Subsection (b) to the extent required to give effect to the provisions of this Subsection (b).

                      (c) Upon the termination of this Agreement for any reason other than those set forth in Subsections 12(a) or 12(b) by reason of a breach by on of the European Companies, (i) Real Media Europe shall continue to have the right to use and to relicense the Technology on a non-exclusive basis, (ii) all of the PUBLIGroupe's and Real Media Europe's other rights under this Agreement shall cease, including without limitation the right to receive improvements under Subsection 8(a).

                  14. Assignment, Sublicensing. The rights granted to Real Media Europe under this Agreement are personal to Real Media Europe. Subject to the express terms hereof, Real Media USA does not grant, and nothing in this Agreement shall be construed as granting, Real Media Europe the right to directly or indirectly sublicense or authorize others to use the Technology. Real Media Europe may not directly or indirectly assign or transfer to any third party all or any part of its rights or duties under this Agreement, provided, however, that Real Media USA and the European Companies may freely assign or transfer their rights and obligations under this Agreement to a corporate affiliate in which there is direct or indirect common ownership of 50% or more or to the successor of the business to which this Agreement relates.

                  15. Miscellaneous.

                      (a) All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, addressed as follows: (i) if to Real Media USA, Real Media, Inc., 32 East 31st Street, New York, New York 10016, attention: President; and
(ii) if to PUBLIGroupe or Real Media Europe: PUBLIGroupe Holding, S.A., Avenue des Mousquines 4, CH-1005, Lausanne, Switzerland, with a copy to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, attention: Joseph R. Rackman; or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the other.

                      (b) This Agreement shall be governed by the laws of the State of New York, Unites States of America, and may be amended or modified only by a writing executed by all parties, and shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                      (c) The invalidity of any provision of this Agreement will not affect the validity of the remaining provisions, and this Agreement will be construed as if such invalid provision had been omitted.

                      (d) In the event of a breach by any party hereto of the terms of this Agreement, the other party or parties shall be entitled to all of their remedies at law or in equity. The parties hereto acknowledge that a breach of this Agreement will cause irreparable damage to


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the other party or parties, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, the parties hereto acknowledge that, upon a breach of this Agreement, the other party or parties shall be entitled to injunctive or other equitable relief, without posting bond or other security.

                      (e) This Agreement sets forth all of the promises and undertakings between the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written with respect to the subject matter hereof.

This Agreement has been written in the English language. In the event of conflict between the English version and any version in any other language, the English version shall prevail.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date and year first above written.

                REAL MEDIA, INC.


                By: /s/ David Morgan
                    Name:  David Morgan
                    ----------------------------
                    Title: President

                PUBLIGROUPE HOLDING, S.A.


                By: /s/ Annasohn                       By: /s/ HP Rohner
                    ----------------------------           ---------------------
                    Name:  Assasohn W                      HP Rohner
                    Title: Senior Vice President           Senior Vice President
                                                           6/4/98


                REAL MEDIA, S.A.


                By: /s/ Pascal Zahner                      s/ HP Rohner
                    ----------------------------           ---------------------
                    Name:  Pascal Zahner                   HP Rohner
                    Title: Managing Director               President
                                                           6/4/98


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
                                    Exhibit A


For purposes of the Technology Agreement, the "Technology" shall be defined as all computer software, source code and systems created, modified or enhanced by Real Media USA relating to the development and operation of its Open AdStream technology or any successor thereto which in any manner performs the same or substantially similar function and all other software, source code and systems which shall be developed during the applicable periods which is used for the Business.

                                    Exhibit B

                                    Products

Open AdStream

                                   Schedule l


        Commissions                          Percentage of Gross End User Sales*
        -----------                         ------------------------------------
Annual Revenue (US Dollars)                 Initial Sale                 Renewal
---------------------------                 ------------                 -------
0 - 100,000                                     17.5%                       10%
101,000 - 200,000                               15.0%                      7.5%
Over 200,000                                    12.5%                      5.0%


* Based on revenue received by Real Media Europe for relicense and related technical services, exclusive of taxes and governmental fees, for sales which are made by the European Companies to end users directly.

         Additionally, commissions shall be payable equal to thirty percent of revenue received by Real Media Europe for relicense and related technical services, exclusive of taxes and governmental fees, for sales which are made by the European Companies through intermediaries.